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                                                                    EXHIBIT 3.1



               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                AMERIPATH, INC.


                                   ARTICLE I

                                      NAME

     The name of the corporation (hereinafter called the "Corporation") is AMERIPATH, INC.

                                   ARTICLE II

                          REGISTERED AGENT AND OFFICE

         The address,including street number, street, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Newcastle, 19805; and the name of the registered agent of the Corporation at such address is CORPORATION SERVICE COMPANY.


                                  ARTICLE III

                                    PURPOSE

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Law").


                                   ARTICLE IV

                                 CAPITAL STOCK

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000 shares, consisting of
(a) 30,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").


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I.       PREFERRED STOCK

         A. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

                 1. Preferences. Subject to the rights of the holders of the Corporation's Common Stock, authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                          (a) whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

                          (b) the number of shares to constitute the class or series and the designations thereof;

                          (c) the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                          (d) whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                          (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                          (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;


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                          (g)     the preferences, if any, and the amounts
                 thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                          (h) whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                          (i) such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         B. Designation. There shall be designated a series of Series A Stock entitled the "SERIES A CONVERTIBLE PREFERRED STOCK" (herein called the "Series A Stock"), of which 3,500,000 shares shall be authorized, which shall have the following rights, preferences, limitations, terms and privileges:

                 1.       Dividends.

                          (a)     Dividends.  The holders of the then
outstanding Series A Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends when and as may be declared from time to time by the Board of Directors of the Corporation at an annual rate of six percent (6%) of $1.7144, the original purchase price paid per share of the Series A Stock. Such amount shall be compounded annually such that if the dividend is not paid for any year the unpaid amount shall be added to the original purchase price paid per share of the Series A Stock for purposes of calculating succeeding years' dividends. Such dividends shall be deemed to accrue on the Series A Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the


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payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation's capital stock, now or hereafter outstanding. Upon any conversion of the Series A Stock under Section 4 hereof, all accumulated and unpaid dividends on the Series A Stock so converted, whether or not declared, from January 1, 1994 (notwithstanding that the Corporation was not in existence on such date), up to and including the date of conversion thereof, shall be paid in cash.

                          (b)     Dividends in Kind.  In the event the
Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series A Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series A Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

                 2.       Liquidation, Dissolution or Winding Up.

                          (a)     Treatment at Liquidation, Dissolution or
Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock or any other series of capital stock, holders of each share of Series A Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i) $1.7144 per share (which amount, together with all other per share amounts and numbers of shares set forth herein, shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Stock) plus all accrued and unpaid dividends thereon, whether or not declared, from January 1, 1994 (notwithstanding that the Corporation was not in existence on such date), up to and including the date full payment shall be tendered to the holders of the Series A Stock with respect to such liquidation, dissolution or winding up (collectively, the "Liquidation Amount") or (ii) such amount per share of Series A Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 4.

         If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Stock the full amount of the Liquidation Amount to which they shall be entitled, the holders of shares of Series A Stock shall share ratably in any distribution of assets according to the number of shares of Series A Stock held by them.

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         After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Stock, the holders of the Series A Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

                          (b)     Treatment of Reorganizations.  Any
Reorganization (as such term is defined in Section 4(g)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2; provided, however, that each holder of Series A Stock shall have the right to elect the benefits of the provisions of
Section 4(g) hereof, if applicable, in lieu of receiving payment of amounts payable upon liquidation, dissolution or winding up of the Corporation pursuant to this Section 2.

                          (c)     Distribution in Cash.  The Liquidation Amount
shall in all events be paid in cash. Wherever a distribution provided for in this Section 2 is payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Corporation's Board of Directors.

                 3. Voting Power. Except as otherwise expressly provided in Section 7 hereof, or as required by law, each holder of Series A Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Stock could be converted, pursuant to the provisions of Section 4 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Stock and Common Stock shall vote together as a single class on all matters.

                 4. Conversion Rights for the Series A Stock. The holders of the Series A Stock shall have the following rights with respect to the conversion of the Series A Stock, together with any dividends accrued thereon, into shares of Common Stock:

                          (a)     General.  Subject to and in compliance with
the provisions of this Section 4, any share of the Series A Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. Notwithstanding the foregoing, if at any time holders of in excess of 75% of the shares of Series A Stock outstanding shall elect to convert their shares of Series A Stock into Common Stock, then all remaining shares of Series A Stock shall automatically be converted into shares of Common Stock on the terms as herein provided. The number of shares of Common Stock to which a holder of Series A Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 4(b)) by the number of shares of Series A Stock being converted. The initial conversion rate of the Series A Stock, before giving effect to any adjustments otherwise required under this Section 4, shall be one share of Common Stock for each share

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of Series A Stock.  Upon any conversion of the Series A Stock, all accumulated and unpaid dividends on the Series A Stock so converted, whether or not declared, from January 1, 1994 (notwithstanding that the Corporation was not in existence on such date), up to and including the date of conversion thereof shall be paid in cash.

                          (b)     Applicable Conversion Rate.  The conversion
rate in effect at any time (the "Applicable Conversion Rate") shall be the quotient obtained by dividing $1.7144 by the Applicable Conversion Value, calculated as provided in Section 4(c).

                          (c)     Applicable Conversion Value.  The Applicable
Conversion Value shall be $1.7144, except that such amounts shall be adjusted from time to time in accordance with this Section 4.

                          (d)     Adjustments to Applicable Conversion Values.

                                  (i)(A)   Upon Sale of Common Stock.  If the
Corporation shall, while there are any shares of Series A Stock outstanding, issue or sell shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Values in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Values for the Series A Stock, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Applicable Conversion Values by a fraction:

                                  (1)      the numerator of which shall be (a)
         the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

                                  (2)      the denominator of which shall
         be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus
         (b) the number of such additional shares of Common Stock so issued.

                             (B)  Upon Issuance of Warrants, Options and Rights
to Common Stock.

                                   (1)     For purposes of this Section
         4(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common


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         Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 4(d)(i) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, or subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as above provided.

         Should the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable conversion Value as would have been obtained (1) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the decreased Net Consideration per share of such securities, and (2) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities by the Corporation been made to the Applicable Conversion Value as adjusted pursuant to (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to warrants, options, subscriptions, purchase rights or convertible securities with respect to shares of Common Stock shall be disregarded if, as, when and to the extent such warrants, options, subscriptions, purchase rights or convertible securities expire or are canceled without being exercised or converted, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the expired or canceled warrants, options, subscriptions, purchase rights, or convertible securities with such additional adjustments as would have been made to the Applicable Conversion Value had the expired or canceled warrants, options, subscriptions, purchase rights or convertible securities not been issued.

                               (2)      For purposes of this paragraph, the
         "Net Consideration Per Share" which may be received by the Corporation shall be determined as follows:

                                        (a)     The "Net Consideration Per
                 Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options,

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

                 subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

                                        (b)     The "Net Consideration Per
                 Share" which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

                                      (C)  Stock Dividends.  In the event the
         Corporation shall make or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for dividends payable in shares of Common Stock payable pro rata to holders of Series A Stock and to holders of any other class of stock).

                                      (D)  Consideration Other than Cash.  For
         purposes of this Section 4(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 4(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

                                      (E)  Exceptions.  This Section 4(d)(i)
         shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as hereinafter defined in Section 4(d)(ii). Further, the provisions of this Section 4(d) shall not apply to (i) shares issued upon conversion of the Series A Stock, or
         (ii) options (and the shares issuable upon exercise thereof) to purchase up to an aggregate of 400,000 shares of Common Stock issued to employees of the Corporation, as provided in Section 1.3 of the Series A Stock, Common Stock and Junior Subordinated Note Purchase Agreement dated as of January 1, 1994 (the "Purchase Agreement").

                                  (ii)     Extraordinary Common Stock Event.
Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value for the Series A Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Series A Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the



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Applicable Conversion Value.  The Applicable Conversion Value for the
Series A Stock shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                 "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or on any class or series of preferred stock, unless made pro rata to holders of Series A Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

                          (e)     Distributions.  In the event the Corporation
shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common stock or (ii) assets, then and in each such event the holders of Series A Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series A Stock been converted into Common Stock immediately prior to the date of such distribution.

                          (f)     Capital Reorganization or Reclassification.
If the Common Stock issuable upon the conversion of the Series A Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4 or by a Reorganization), then and in each such event, the holder of each share of Series A Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

                          (g)     Capital Reorganization, Merger or Sale of
Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section
4) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person (any of which events is herein referred to as a "Reorganization"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the



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application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Stock after the Reorganization, to the end that the provisions of this Section 4 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series A Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

         Except as otherwise provided in Section 2(b), upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, each holder of Series A Stock shall have the option of electing treatment for his shares of Series A Stock under either this Section 4(g) or
Section 2 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such event.

                          (h)     Certificate as to Adjustments; Notice by
Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                          (i)     Exercise of Conversion Privilege.  To
exercise its conversion privileges, a holder of Series A Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares and dividends accrued thereon. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank.
The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Stock and dividends accrued thereon being converted, shall be the "Conversion Date"." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Stock and dividends accrued thereon in accordance with the provisions of this Section 4, and fractional shares or cash, as provided in Section 4(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Stock and dividends accrued thereon shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any transfer taxes payable with respect to the issuance of



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

Common Stock upon conversion of the Series A Stock and dividends accrued thereon, other than any taxes payable with respect to income by the holders thereof.

                          (j)     Cash in Lieu of Fractional Shares.  The
Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series A Stock and dividends accrued thereon. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series A Stock and dividends accrued thereon which were converted a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Stock being converted at any one time by any holder thereof, not upon each share of Series A Stock being converted.

                          (k)     Partial Conversion.  In the event some but
not all of the shares of Series A Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Stock which were not converted.

                          (l)     Reservation of Common Stock.  The Corporation
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock such number of the shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding share of the Series A Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                          (m)     Minimum Adjustment.  Any provision of this
Section 4 to the contrary notwithstanding, no adjustment in the Applicable Conversion Value shall be made if the amount of such adjustment would be less than 1% of the Applicable Conversion Value then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Applicable Conversion Value then in effect.

                          (n)     Approval of Adjustment Transaction; Notice to
Board. Before the Corporation may enter into any agreement, arrangement or transaction (including without limitation any merger, consolidation, capital reorganization, reclassification, recapitalization, sale or transfer of assets, dissolution, liquidation, winding up or other transaction), or shall issue or sell any security (including without limitation common stock, preferred stock, options, warrants, rights or other securities), or shall declare or pay any


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

dividend or distribution on or with respect to any security (whether in securities, cash or property) (collectively, an "Adjustment Transaction") which Adjustment Transaction, if consummated, would require an adjustment to or readjustment of the Applicable Conversion Rate of the Series A Stock pursuant to this Section 4, the following provisions must be satisfied: (i) not less than 5 business days prior written notice shall be given to each member of the Board of Directors of the Corporation, which notice shall describe in reasonable detail (x) the Adjustment Transaction, (y) the effect thereof on the Applicable Conversion Rate, and (z) the effect thereof, if any, on other outstanding securities (including, without limitation, the Common Stock) and its capitalization; and (ii) no Adjustment Transaction which would result in an adjustment to or readjustment of the Applicable Conversion Rate of the Series A Stock shall be effected or effective unless approved, upon notice as required in clause (i) above, by a majority of the full Board of Directors, which majority must include at least one member of the Board of Directors who is neither an employee of the Corporation nor an affiliate of any stockholder of the Corporation. This Section 4(n) shall not be altered, amended or repealed except upon the affirmative vote of the holders of a majority of the Common Stock (without giving effect to the conversion of the Series A Stock) and the Series A Stock, voting separately as two classes.

         5. No Reissuance of Series A Stock. No share or shares of Series A Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Stock accordingly.

         6.      Redemption

                 (a) Optional Redemption by Holders. At the election of the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Stock, the Corporation shall, to the extent it may do so under applicable law, redeem pro rata from all holders of Series A Stock on December 31 of each of 1999, 2000 and 2001 one-third (l/3) of the shares of Series A Stock outstanding on December 31, 1999 or such lesser amount as may be outstanding on the date of such redemption; provided that, alternatively, at the request of the holders of the Series A Stock the Corporation shall redeem all shares of Series A Stock outstanding on December 31, 2001 (the "Final Redemption Date"). The Corporation shall give the holders of the Series A Stock at least ninety days' notice of the Final Redemption Date (the "Final Redemption Notice"). In the event that the Corporation does not provide the Final Redemption Notice after properly being requested to do so by the holders of the Series A Stock, the option of the holders of the Series A Stock to require the Corporation to redeem the remaining shares of Series A Stock on the Final Redemption Date shall be extended beyond the Final Redemption Date to a date which is ninety days from the date that the Corporation elects to mail the Final Redemption Notice. In the event shares of Series A Stock scheduled for redemption are not redeemed because of a prohibition under applicable law, such shares shall be redeemed as soon as such prohibition no longer exists. The number of shares to be redeemed shall be cumulative, so that any shares subject to redemption in one year and not so redeemed shall be carried forward to each subsequent year through December 31, 2001 and shall be subject to redemption in addition to the shares otherwise redeemable in such year. The redemption price (the "Redemption Price") for each share of Series A Stock redeemed pursuant to this Section 6(a) shall be equal to the Liquidation Amount per share (including all accrued but unpaid dividends, whether or not declared) with the amount of accrued dividends due thereon to be calculated and paid through the date payment is actually made to the holders of the Series A Stock with respect to such redemption.

                 In the event that the holders of the Series A Stock do not elect to have the Series A Stock redeemed pursuant to this Section 6(a), the shares of Series A Stock shall remain outstanding and subject to the rights and preferences contained herein.

                 (b) Redemption Notice. If an election is made pursuant to Section 6(a) hereof, written notice of such election shall be mailed, postage prepaid, to the Corporation, not later than sixty days before the date fixed for each redemption pursuant to Section 6(a) or, in the event the Corporation does not provide the Final Redemption Notice pursuant to Section 6(a) hereof, not later than sixty days before the date that the Final Redemption Date has been extended as provided in Section 6(a) (each of the dates fixed for exemption and the extended redemption date is hereinafter referred to as "Redemption Date"). If such election is made and appropriate notice is given then, at least thirty-five (35) days before the Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed by the Corporation, postage prepaid, to each holder of record of Series A Stock at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Stock or the obligation of the holders to surrender their shares of Series A Stock for redemption as provided in Section 6(a) hereof. The Redemption Notice shall contain the following information.

                          (i) the number of shares of Series A Stock held by the holder and the total number of shares of Series A Stock held by all holders subject to redemption as of such Redemption Date; and

                          (ii)    the Redemption Date and the Redemption Price.

Any holder of Series A Stock who wishes to do so may, by giving notice to the Corporation prior to the Redemption Date, convert into Common Stock any or all of the shares of Series A Stock held by him and scheduled for redemption on such Redemption Date.

                 (c) Surrender of Certificates. Each holder of shares of Series A Stock to be redeemed under this Section 6 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of

Series A Stock which are the subject of a Redemption Notice shall be deemed to have been redeemed and surrendered and shall be canceled effective as of the Redemption Date, unless the Corporation shall default in the payment of the Redemption Price.

         7.      Restrictions and Limitations

                 (a)      Corporate Action.         Except as expressly
provided herein or as required by law, so long as any shares of Series A Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation, association or other business entity which the Corporation and/or any of its other subsidiaries directly or indirectly owns at the time more than fifty percent (50%) of the outstanding voting shares of such corporation or trust, other than directors' qualifying shares) to, without the approval by vote or written consent by the holders of least 51% of the then outstanding shares of Series A Stock, voting so a separate class:

                          (i) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), or declare and pay or set aside funds for the payment of any dividend with respect to, any share or shares of capital stock, except as required or permitted hereunder or under the terms of the Purchase Agreement or the Redemption Agreement (as herein defined);

                          (ii) authorize or issue, or obligate itself to authorize or issue, additional shares of Series A Stock;

                          (iii) authorize or issue, or obligate itself to authorize or issue, any equity security senior to or on parity with the Series A Stock as to liquidation preferences, dividend rights, or voting rights;

                          (iv) merge or consolidate with any other corporation, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) all, or substantially all, of its assets (whether now owned or hereinafter acquired), or consent to any liquidation, dissolution or winding up of the Corporation, or permit any subsidiary to do any oL. the foregoing, except (1) any wholly-owned subsidiary may merge into or consolidate with or transfer assets to any other wholly-owned subsidiary, and (2) any wholly-owned subsidiary may merge into or transfer assets to the Corporation; or

                          (v) amend, restate, modify or alter the by-laws of the Corporation in any way which adversely affects the rights of the holders of the Series A Stock.

                 (b) Amendments to Charter. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Stock, if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation without the approval by the holders of at least fifty-one percent (51%) of the then outstanding shares of Series A Stock. If such amendment would:

                          (i) change the relative seniority rights of the holders of Series A Stock as to the payment of dividends in relation to the holders of any other capital stock of the Corporation, or create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Stock;

                          (ii) reduce the amount payable to the holders of Series A Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Series A Stock to the rights upon liquidation of the holders of other capital stock of the Corporation, or change the dividend rights of the holders of Series A Stock;

                          (iii) cancel or modify the conversion rights of the holders of Series A Stock provided for in Section 4 herein;

                          (iv) cancel or modify the redemption rights of the holders of the Series A Stock provided for in Section 6 herein; or


                          (v) cancel or modify the rights of the holders of the Series A Stock provided for in this Section 7.

         8. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Stock from time to time outstanding, or (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and agree to be bound by all of the terms of the Series A Stock as set forth herein.

         9.      Notices of Record Date.  In the event of

                 (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

                 (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                 (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

         then and in each such event the Corporation shall mail or cause to mailed to each holder of Series A Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

II.      Common Stock.

         All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges:

                 A. Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                 B. Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                 C. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

                                   ARTICLE V

                                     BYLAWS

         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

         A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

         B. Elections of Directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

         C. The books of the Corporation may be kept at such place within or without the State of Delaware as the Bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         D. Any action required or permitted to be taken at any meeting of the Board of Directors, may be taken without a meeting only if all of the Directors consent thereto in writing.


                                   ARTICLE VI

                            LIMITATION OF LIABILITY

         No director shall be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Law, or (iv) for any transaction from which such director derives an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any Director for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal. If the Law of the Corporation's state of incorporation is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent then permitted. No repeal or modification of this Article VI shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

                                  ARTICLE VII

                                INDEMNIFICATION


         This Corporation shall indemnify and may advance expenses to its officers and directors to the fullest extent permitted by law in existence either now or hereafter in effect. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.


                                  ARTICLE VIII

                                   DIRECTORS

         1. Number and Term of Directors. The Corporation's Board shall consist of at least three directors, with the exact number to be fixed from time to time in the manner provided in the Corporations's Bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The Board shall be divided into three classes, Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one year, each director in Class II shall be elected to an initial term of two years and each director in Class III shall be elected to an initial term of three years, in each case and until his or her successor is duly elected and qualified or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office.

         2. Director Vacancies. Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of directors in office, although less than a majority of the entire Board, may fill the vacancy or vacancies for the balance of the unexpired term or terms, at which time a successor or successors shall be duly elected by the stockholders and qualified. The Board shall apportion any increase or decrease in directorship among the classes as nearly equal in number as possible. Notwithstanding the provisions of any other Article herein, only the remaining directors of the Corporation shall have the authority, in accordance with the procedure stated above, to fill any vacancy that exists on the Board.

         3. Removal. A director may only be removed from office prior to the expiration of his term: (i) if he has been convicted of a felony or if he has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of his duty to the Corporation and such conviction or adjudications are no longer subject to direct appeal; (ii) by an affirmative vote of at least two-thirds of the outstanding shares of all classes of capital stock entitled to vote for the election of directors; or (iii) by the vote of two-thirds of the directors in office.

         4. Amendments. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, this Article VIII shall not be altered, amended or repealed except by an affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the outstanding shares of capital stock entitled to vote for the election of directors.

                                   ARTICLE IX

                        SPECIAL MEETINGS OF STOCKHOLDERS

         Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of stockholders of the Corporation may be called only by (i) the Chairman of the Board, (ii) the Board pursuant to a resolution approved by a majority of the entire Board or (iii) the Company's President. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, this Article IX shall not be altered, amended or repealed except by an affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the outstanding shares of all capital stock entitled to vote for the election of directors.

                                   ARTICLE X

                    NO STOCKHOLDER ACTION WITHOUT A MEETING

         Any action required or permitted to be taken by the stockholders of the Corporation shall be taken at a duly called annual or special meting of such holders and may not be taken by any consent in writing by such holders. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, this Article X shall not be altered, amended or repealed except by an affirmative vote of the holders of at least eighty percent (80%) of the combined voting power of the outstanding shares of all capital stock entitled to vote for the election of directors.

                                   ARTICLE XI

                                   AMENDMENTS

         Except as provided herein, from time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.